Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Uranium Resources, Inc. of our report dated September 30, 2015, relating to our audit of the consolidated statements of financial position of Anatolia Energy Limited as of June 30, 2015 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Moore Stephens

Moore Stephens Perth, Australia

August 18, 2016